Exhibit 99.1

Verrica Pharmaceuticals Reports Fourth Quarter and Full-Year 2021 Financial Results

NDA for VP-102 for the treatment of molluscum assigned a PDUFA date of May 24, 2022

Company expects to dose first patient in Phase 2 trial of LTX-315 in basal cell carcinoma in the first quarter of 2022

WEST CHESTER, PA – March 2, 2022 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (Verrica) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the fourth quarter and year ended December 31, 2021.

“2022 is poised to be an exciting year for Verrica as we prepare to potentially launch VP-102 this summer for the treatment of molluscum, a disease affecting an estimated six million patients with no approved treatments, representing a significant market opportunity,” said Ted White, Verrica’s President and Chief Executive Officer. “In addition, in keeping with our mission to develop treatments for the most significant unmet needs in medical dermatology, we are rapidly advancing LTX-315, a novel immunotherapy for the treatment of non-melanoma skin cancers. The first patient is expected to be dosed in the Phase 2 trial evaluating LTX-315 in basal cell carcinoma in the first quarter of 2022.”

Business Highlights and Recent Developments

VP-102

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On November 29, 2021, Verrica announced that it resubmitted the New Drug Application (NDA) for VP-102 for the treatment of molluscum contagiosum (molluscum) to the U.S. Food and Drug Administration (FDA). On December 15, 2021, Verrica announced that the FDA acknowledged that Verrica’s resubmitted NDA was complete and assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 24, 2022.

LTX-315

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Verrica expects to dose the first patient in the Phase 2 clinical trial of LTX-315 for the treatment of basal cell carcinoma in the first quarter of 2022. LTX-315 is a potentially first-in-class oncolytic peptide immunotherapy in development as a non-surgical treatment option for non-melanoma skin cancers. The Phase 2 trial is a three-part, open-label, multicenter, dose-escalation, proof-of-concept study with a safety run-in designed to assess the safety, pharmacokinetics, and efficacy of LTX-315 when administered intratumorally to adults with biopsy-proven basal cell carcinoma. The study is expected to enroll approximately 66 adult subjects with a histological diagnosis of basal cell carcinoma in at least one eligible target lesion.

Corporate Highlights

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On March 1, 2022, Verrica amended its existing $40 million credit facility led by Silicon Valley Bank. The amendment provides Verrica increased financial flexibility by extending the interest-only payment period and reducing the minimum cash Verrica is required to maintain on its balance sheet.

Financial Results

Fourth Quarter 2021 Financial Results

•	Verrica reported a net loss of $9.5 million for the fourth quarter of 2021, compared to a $13.0 million loss for the same period in 2020.

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Research and development expenses were $3.4 million in the fourth quarter of 2021, compared to $2.3 million for the same period in 2020. The increase was primarily attributable to higher Chemistry, Manufacturing, and Controls (CMC).

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General and administrative expenses were $5.1 million in the fourth quarter of 2021, compared to $9.8 million for the same period in 2020. The decrease was primarily due to higher stock-based compensation expense recorded in December 2020, which includes $4.8 million of stock-based compensation expense related to the modification of a stock award to a former executive partially offset by an increase in expenses due to increased headcount, an increase in insurance, and other operating costs.

Full Year 2021 Financial Results

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Verrica recognized license revenues of $12.0 million for the year ended December 31, 2021 related to the Collaboration and License Agreement (Torii Agreement) with Torii Pharmaceutical Col, Ltd (Torii). There were no license revenues recognized in 2020.

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Research and development expenses were $15.9 million for the year ended December 31, 2021, compared to $15.7 million for the same period in 2020. The increase was primarily attributable to a one-time $2.3 million milestone payment to Lytix Biopharma AS upon the achievement of a regulatory milestone for LTX-315 and increased compensation costs related to higher headcount and increased clinical costs related to Verrica’s development of VP-102 for molluscum partially offset by decreased CMC costs related to Verrica’s development of VP-102 for molluscum contagiosum

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General and administrative expenses were $27.0 million for the year ended December 31, 2021, compared to $24.5 million for the same period in 2020. The increase was primarily a result of expenses related to increased headcount, an increase in insurance, professional fees and other operating costs, and an increase in expenses related to pre-commercial activities for VP-102. The increase was partially offset by a decrease in stock-based compensation costs, which includes $4.8 million of stock-based compensation expense recorded in December 2020 related to the modification of a stock award to a former executive.

•	For the year ended December 31, 2021, net loss on a GAAP basis was $35.1 million, or $1.30 per share, compared to a net loss of $42.7 million, or $1.71 per share, for the same period in 2020.

•	For the year ended December 31, 2021, non-GAAP net loss was $27.6 million, or $1.02 per share, compared to a non-GAAP net loss of $31.9 million, or $1.28 per share, for the same period in 2020.

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As of December 31, 2021, Verrica had aggregate cash, cash equivalents, and marketable securities of $70.4 million. Verrica believes that its existing cash, cash equivalents, and marketable securities as of December 31, 2021 will be sufficient to support planned operations into the third quarter of 2022.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation charges and non-cash interest expense that are required by GAAP. Verrica believes that non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Verrica believes may not be indicative of its operating performance, because either they are unusual and Verrica does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About VP-102

Verrica’s lead product candidate, VP-102, is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin (0.7% w/v) delivered via a single-use applicator that allows for precise topical dosing and targeted administration. VP-102 is currently under U.S. Food and Drug Administration (FDA) review and could potentially be the first product approved by the FDA to treat molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and a Phase 2 study of VP-102 for the treatment of external genital warts.

About Molluscum Contagiosum (Molluscum)

There are currently no FDA-approved treatments for molluscum, a highly contagious viral skin disease that affects approximately six million people — primarily children — in the United States. Molluscum is caused by a pox virus that produces distinctive raised, skin-toned-to-pink-colored lesions that can cause pain, inflammation, itching and bacterial infection. It is easily transmitted through direct skin-to-skin contact or through fomites (objects that carry the disease like toys, towels or wet surfaces) and can spread to other parts of the body or to other people, including siblings. The lesions can be found on most areas of the body and may carry substantial social stigma. Without treatment, molluscum can last for an average of 13 months, and in some cases, up to several years.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s late-stage product candidate, VP-102, is in development to treat molluscum, common warts and external genital warts, three of the largest unmet needs in medical dermatology. Verrica is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. The Company has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize LTX-315 for dermatologic oncology conditions. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding Verrica’s expectations with regard to the potential approval of the NDA for VP-102 and the potential benefits and potential commercialization of VP-102 for the treatment of molluscum, if approved, including the timing of launch, the clinical development of Verrica’s VP-102 for additional indications and Verrica’s other product candidates, expectations with regard to the when dosing will begin for Verrica’s Phase 2 clinical trial for LTX-315 and Verrica’s cash, cash equivalents and marketable securities being sufficient to support planned operations into the third quarter of 2022. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Licensing Revenue	$—	$—	$12,000	$—
Operating expenses:
Research and development	3,357	2,272	15,929	15,673
General and administrative	5,113	9,760	26,979	24,508

Total operating expenses	8,470	12,032	42,908	40,181

Loss from operations	(8,470)	(12,032)	(30,908)	(40,181)
Interest income	27	46	123	521
Interest and other expense	(1,097)	(991)	(4,295)	(3,034)

Net loss	$(9,540)	$(12,977)	$(35,080)	$(42,694)

Net loss per share, basic and diluted	$(0.35)	$(0.52)	$(1.30)	$(1.71)

Weighted average common shares outstanding, basic and diluted	27,519,053	25,062,817	27,044,462	24,995,556

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	December 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$70,354	$65,470
Prepaid assets and other expenses	3,974	2,180

Total current assets	74,328	67,650

PP&E, lease right of use asset, other	5,797	6,504

Total assets	$80,125	$74,154

Total liabilities	47,520	41,168
Total stockholders’ equity (deficit)	32,605	32,986

Total	$80,125	$74,154

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Twelve Months Ended December 31, 2021
	Loss from Operations	Net loss	Net loss per share
GAAP	$(30,908)	$(35,080)	$(1.30)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	4,540	4,540
Stock-based compensation - Research & Development (a)	1,513	1,513
Non-cash interest expense (b)		1,412

Adjusted	$(24,855)	$(27,615)	$(1.02)

	Twelve Months Ended December 31, 2020
	Loss from Operations	Net loss	Net loss per share
GAAP	$(40,181)	$(42,694)	$(1.71)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	9,008	9,008
Stock-based compensation - Research & Development (a)	813	813
Non-cash interest expense (b)		940

Adjusted	$(30,360)	$(31,933)	$(1.28)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded. Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

484.453.3296

info@verrica.com

William Windham

Solebury Trout

646.378.2946

wwindham@soleburytrout.com

Media:

Zara Lockshin

Solebury Trout

646.378.2960

zlockshin@soleburytrout.com